Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
Balance Sheet
               September 30, 2005
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-
Receivables:
Associated companies	657
Other	-
Notes receivable from associated companies	4,998
Prepayments and other	-
5,655
INVESTMENTS:
Other	7,943
7,943
DEFERRED CHARGES:
Accumulated deferred income taxes assets	1,066
Other	4,250
5,316

TOTAL ASSETS	$18,914

LIABILITIES & CAPITALIZATION

CURRENT LIABILITIES:
Accounts payable
Other	$-
Associated companies	11
Other	-
11
CAPITALIZATION:
Common stockholder’s equity	18,903
Long-term debt	-
18,903
DEFERRED CREDITS:
Other	-
-

TOTAL LIABILITIES & CAPITALIZATION	$18,914

Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
           Statement of Operations
(Unaudited)

	Three Months
	Ended	Year-to-Date
	Sept. 30, 2005	Sept. 30, 2005

REVENUES	$55	$229

EXPENSES:

Other operating expenses	19	39
General taxes	-	-
Total expenses	19	39

INCOME BEFORE INTEREST & INCOME TAXES	36	190

INTEREST EXPENSES	-	-

INCOME TAXES	13	67

NET INCOME	$23	$123